Exhibit 5.1

November 13, 2007

Data Domain, Inc.

2300 Central Expressway

Santa Clara, California 95050

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File Number 333-147092) (the “Registration Statement”) filed by Data Domain, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”), on November 1, 2007, as subsequently amended, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 9,775,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Stock”) (which number of shares includes the 1,275,000 shares subject to the underwriters’ over-allotment option), of which 5,175,000 shares will be sold by certain selling stockholders (the “Selling Stockholders”) (which number of shares includes 675,000 shares held by the Selling Stockholders subject to the underwriters’ over-allotment option). Of the 5,175,000 shares of Stock that will be sold by the Selling Stockholders through the Registration Statement, 4,703,838 shares are presently issued and outstanding (the “Issued Stock”) and 471,162 shares will be sold upon the exercise of presently issued and outstanding stock options (the “Options”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	a copy of the Company’s Restated Certificate of Incorporation as filed with the Delaware Secretary of State on July 2, 2007;

(2)	a copy of the Company’s Amended and Restated Bylaws, as adopted on November 8, 2001 and certified by the Company’s Secretary on November 13, 2007;

(3)	the Registration Statement, together with the exhibits filed as a part thereof;

(4)	the prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(5)	the minutes of meetings and actions by written consent of the Company’s stockholders and the Board that are contained in the Company’s minute books that are in our possession;

(6)

the stock records that the Company has provided to us (consisting of a certificate from the Company of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof and a list as of the date hereof of option and warrant holders respecting the Company’s capital stock and of any rights to purchase capital stock that was prepared by the Company verifying the number of such issued and outstanding securities);

(7)	a statement from the Company’s transfer agent as to the number of issued and outstanding shares of the Company’s Common Stock as of November 12, 2007;

(8)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company with respect to certain factual matters;

(9)	the Underwriting Agreement to be entered into by and among the Company, the Selling Stockholders and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named in Schedule I thereto;

(10)	the Irrevocable Power of Attorney of Selling Stockholder and the Custody Agreement to be entered into by each of the Selling Stockholders in connection with the sale of Stock; and

(11)	the irrevocable Notice of Exercise of vested stock options to be entered into by each of the Selling Stockholders that are offering Stock subject to the Options.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us, and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that certificates or instruments representing the Stock will have been properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above and the representations and warranties made by representatives of the Company to us, including, but not limited to, those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and this opinion is rendered only with respect to, and no opinion is expressed herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the existing laws of the State of California and (iii) the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions interpreting these laws.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any Stock, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect and no proceedings for that purpose are pending before or contemplated by the Commission, and that there will not have occurred any change in law affecting the validity or enforceability of the Stock.

Based upon the foregoing, we are of the opinion that (i) the up to 4,600,000 shares of Stock to be issued and sold by the Company and the up to 471,162 shares of Stock to be sold by certain Selling Stockholders upon the exercise of the Options, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, and in accordance with the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable and (ii) the up to 4,703,838 shares of the Issued Stock to be sold by certain Selling Stockholders are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and, provided that the conditions set forth in this letter are satisfied, any amendments or supplements thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

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This opinion is intended solely for use in connection with the issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion speaks as of the date first above written, and we assume no obligation to advise you, or any other person or entity, of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP